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                      CONSENT OF INDEPENDENT ACCOUNTANTS

                             ___________________



          We consent to the incorporation by reference in the registration statement of Legg Mason, Inc. on Form S-8 (which registers 3,000,000 shares of Legg Mason, Inc. Common Stock under the Company's 1996 Equity Incentive Plan) of our reports dated May 1, 1996, on our audits of the consolidated financial statements and financial statement schedules of Legg Mason, Inc. and Subsidiaries as of March 31, 1996 and 1995, and for each of the three years in the period ended March 31, 1996, which reports are included in Legg Mason, Inc.'s 1996 Annual Report on Form
10-K.




                              /s/ Coopers & Lybrand L.L.P.
                              COOPERS & LYBRAND L.L.P.






Baltimore, Maryland
July 24, 1996






                                             Exhibit 23(a)